UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2014

KBS LEGACY PARTNERS APARTMENT REIT, INC.
(Exact Name of Registrant as Specified in Its Charter)
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Maryland	000-54673	27-0668930
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
Updated Primary Offering Price
On March 6, 2014, KBS Legacy Partners Apartment REIT, Inc.’s (the “Company”) board of directors established an updated primary offering price for shares of common stock to be sold in the Company’s follow-on public offering of $10.96 per share, effective on March 11, 2014. This offering price is based on the estimated value per share of the Company’s common stock and increased for certain offering and other costs. The estimated value per share of the Company’s common stock is based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities, or net asset value, divided by the number of shares outstanding, all as of December 31, 2013 with the exception of the Company’s real estate properties, which were appraised as of January 31, 2014, and the adjustment for acquisition fees and closing costs incurred in connection with the acquisitions of two real estate properties subsequent to December 31, 2013, which were included as a reduction to the net asset value. As of December 31, 2013, the Company had 19,196,501 shares of common stock issued and outstanding. Except with respect to transaction and financing costs related to acquisitions subsequent to December 31, 2013, the Company did not make any adjustments to the valuation for the impact of transactions occurring subsequent to December 31, 2013, including, but not limited to, (i) the issuance of common stock and the payment of related costs, (ii) net operating income earned and distributions declared and (iii) the redemption of shares. The primary offering price for shares of common stock to be sold in the Company’s offering is not a statement of the Company’s estimated value per share as the Company’s board of directors also took into consideration the projected costs and expenses associated with raising equity in the Company’s public offering. These costs include selling commissions, dealer manager fees and certain other offering costs and are included in the offering price so that the net offering proceeds per share available for investment are relatively consistent with shares sold in the initial public offering and so that any dilutive impact to the existing shareholders is minimized.
The Company’s conflicts committee, composed of all of the Company’s independent directors, is responsible for the oversight of the valuation process, including the review and approval of the valuation process and methodology used to determine the Company’s estimated value per share, the consistency of the valuation and appraisal methodologies with real estate industry standards and practices and the reasonableness of the assumptions used in the valuations and appraisals. The Company engaged CBRE Capital Advisors, Inc. (“CBRE Cap”), an independent investment banking firm, to provide a calculation of the range of net asset value per share of the Company’s common stock as of December 31, 2013. The range in estimated value per share was based upon appraisals with respect to the Company’s real estate properties performed by CBRE, Inc. (“CBRE”), an affiliate of CBRE Cap, and valuations performed by the KBS Capital Advisors, (the “Advisor”) with respect to its cash, other assets, mortgage debt and other liabilities, which are disclosed in the Company’s annual report on Form 10-K for the year ended December 31, 2013. CBRE Cap’s valuation was designed to follow the prescribed methodologies of Practice Guideline 2013–01, Valuations of Publicly Registered Non-Listed REITs, issued by the Investment Program Association (“IPA”) in April 2013. The methodologies and assumptions used to determine the estimated value of our assets and the estimated value of our liabilities are described further below.
Upon the conflicts committee’s receipt and review of CBRE Cap’s valuation report, including the appraised value of the real estate properties that were incorporated in the reports prepared by CBRE, and in light of other factors considered by the Company’s conflicts committee and the conflicts committee’s own extensive knowledge of the Company’s assets and liabilities, the conflicts committee concluded that the range in estimated value per share of $8.54 to $10.53, with a mid-point of $9.48 per share, as indicated in CBRE Cap’s valuation report, and recommended by the Advisor, was reasonable and recommended to the board of directors that it adopt $9.48 as the estimated value per share of the Company’s common stock, which approximates the mid-point within the range determined by CBRE Cap. The board of directors unanimously agreed to accept the recommendation of the conflicts committee and approved $9.48 as the estimated value per share of the Company’s common stock and increased the offering price for purchases of shares of common stock to be sold in the Company’s follow-on public offering from $10.68 per share to $10.96 per share, which determination is ultimately and solely the responsibility of the board of directors.

The table below sets forth the calculation of the Company’s estimated value per share as of March 6, 2014 and the updated primary offering price effective March 11, 2014, as well as the calculation of the Company’s estimated value per share and primary offering price as of March 4, 2013. CBRE Cap and CBRE are not responsible for the determination of the estimated value per share as of March 4, 2013 and did not participate in the determination of the offering price.

	March 6, 2014 Estimated Value per Share	March 4, 2013 Estimated Value per Share (3)	Change in Estimated Value per Share
Real estate properties (1)	$20.09	$19.87	$0.22
Cash	1.91	2.48	(0.57)
Other assets	0.40	0.45	(0.05)
Mortgage debt (2)	(12.38)	(13.31)	0.93
Other liabilities	(0.49)	(0.41)	(0.08)
Acquisition fees and closing costs subsequent to December 31, 2013	(0.05)	—	(0.05)
Estimated value per share	$9.48	$9.08	$0.40
Estimated enterprise value premium	None assumed	None assumed	None assumed
Total estimated value per share	$9.48	$9.08	$0.40
Offering and other costs	1.48	1.60	(0.12)
Offering price	$10.96	$10.68	$0.28
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(1) The increase in the value of real estate properties was primarily due to the acquisitions of real estate and capital improvements on the Company’s real estate portfolio.
(2) The decrease in mortgage debt per share was primarily due to the increase in number of shares outstanding offset by additional borrowings related to real estate acquisitions. Also see note 1 of the table below.
(3) The March 4, 2013 estimated value per share was based upon the recommendation and valuation of our Advisor. Our Advisor’s recommendation was based on appraisals performed by CBRE with respect to our real estate properties and valuations performed by our Advisor with respect to our cash, other assets, mortgage debt and other liabilities. For more information relating to the March 4, 2013 estimated value per share and the assumptions and methodologies applied by the Advisor, see the Company’s Current Report on Form 8-K filed with the SEC on March 4, 2013.
The increase in the Company’s estimated value per share from the previous estimate was primarily due to the items noted below, which reflect the major contributors to the increase in the estimated value per share from $9.08 to $9.48. The changes are not equal to the change in values of each asset and liability group presented above due to changes in the amount of shares outstanding, new investments, new debt financings and other factors, which caused the value of certain asset or liability groups to change with no impact to the Company’s fair value of equity or the overall estimated value per share. The increase in the Company’s estimated value per share was due to the following:

	Change in Estimated Value (in thousands)	Change in Estimated Value per Share
Real estate	$8,645	$0.45
Mortgage debt	8,420	0.44	(1)
Change in value due to distributions declared in excess of operating cash flow	(4,385)	(0.23)	(2)
Offering related costs	(1,244)	(0.07)
Fees and expenses in connection with acquisitions	(4,119)	(0.21)	(3)
Other changes, net	428	0.02	(4)
	$7,745	$0.40
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(1) The change in value of the notes payable is primarily due to an increase in market interest rates assumed in valuing the notes payable as compared to prior year resulting in the notes payable being valued at a discount to their face values as a result of the contractual yields being less than the current estimated market yields on similar loans.
(2) Operating cash flow reflects modified funds from operations (“MFFO”) and adjusted to add back the amortization of deferred financing costs. The Company computes MFFO in accordance with the definition included in the practice guideline issued by the IPA in November 2010.
(3) Includes acquisition fees and expenses and deferred financing costs related to three real estate properties acquired during the year ended December 31, 2013 and two real estate properties acquired subsequent to December 31, 2013.
(4) “Other changes, net” consists of various insignificant items.

Financial Industry Regulatory Authority (“FINRA”) rules provide no guidance on the methodology an issuer must use to determine its offering price or the estimated value per share. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties using different assumptions and estimates could derive a different estimated value per share, and these differences could be significant. In particular, due in part to the Company’s relatively small current asset base, the high concentration of the Company’s total assets in real estate, and the number of shares of the Company’s common stock outstanding, even modest changes in key assumptions made in appraising the Company’s real estate assets could have a very significant impact on the estimated value of the Company’s shares. See the discussion under “Real Estate — Real Estate Valuation” below. The estimated value per share is not audited and does not represent the fair value of the Company’s assets less its liabilities according to U.S. generally accepted accounting principles (“GAAP”), nor does it represent a liquidation value of the Company’s assets and liabilities or the amount the Company’s shares of common stock would trade at on a national securities exchange. As of December 31, 2013, the Company had no potentially dilutive securities outstanding that would impact the estimated value per share of the Company’s common stock.
Methodology
The valuation process used to arrive at an estimated value per share that is reasonable and supportable was designed to be in compliance with the valuation guidelines established by the IPA. The following is a summary of the valuation and appraisal methodologies used to value the Company’s assets and liabilities:
Real Estate
Independent Valuation Firm
CBRE Cap was selected by the Advisor and approved by the Company’s conflicts committee and board of directors to engage CBRE to appraise the Company’s real estate portfolio(1). CBRE is engaged in the business of appraising commercial real estate properties and is not affiliated with the Company or the Advisor. The compensation CBRE Cap pays to CBRE is based on the scope of work and not on the appraised values of the Company’s real estate properties.  The appraisals were performed in accordance with the Code of Ethics and the Uniform Standards of Professional Appraisal Practice, or USPAP, the real estate appraisal industry standards created by The Appraisal Foundation, as well as the requirements of the state where each real property is located.  Each appraisal was reviewed, approved and signed by an individual with the professional designation of MAI (Member of the Appraisal Institute). The use of the reports is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives. In preparing its appraisal reports, CBRE did not, and was not requested to, solicit third party indications of interest for the Company’s common stock in connection with possible purchases thereof or the acquisition of all or any part of the Company.
CBRE collected all reasonably available material information that it deemed relevant in appraising the Company’s real estate properties. CBRE relied in part on property-level information provided by the Advisor, including (i) property historical and projected operating revenues and expenses; (ii) property lease agreements; and (iii) information regarding recent or planned capital expenditures.
In conducting their respective investigations and analyses, each of CBRE Cap and CBRE took into account customary and accepted financial and commercial procedures and considerations as each deemed relevant. Although each of CBRE Cap and CBRE reviewed information supplied or otherwise made available by the Company or the Advisor for reasonableness, each assumed and relied upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to it by any other party and did not independently verify any such information. With respect to operating or financial forecasts and other information and data provided to or otherwise reviewed by or discussed with CBRE Cap and CBRE, CBRE Cap and CBRE assumed that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the Company’s management, board of directors and/or the Advisor. CBRE Cap and CBRE relied on the Company to advise them promptly if any information previously provided became inaccurate or was required to be updated during the period of their review.
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(1) CBRE Cap is a FINRA registered broker-dealer and is an investment banking firm that specializes in providing real estate financial services. CBRE is actively engaged in the business of appraising commercial real estate properties similar to those owned by the Company in connection with public securities offerings, private placements, business combinations and similar transactions. CBRE Cap engaged CBRE to deliver appraisal reports relating to 9 of the Company’s real estate properties and CBRE will receive fees upon the delivery of such reports. In addition, the Company has agreed to indemnify CBRE Cap against certain liabilities arising out of this engagement. Each of CBRE Cap and CBRE is an affiliate of CBRE Group, Inc., a parent holding company of affiliated companies that are engaged in the ordinary course of business in many areas related to commercial real estate and related services. In the two years prior to the date of this filing, CBRE Cap and CBRE and their affiliates have provided a number of commercial real estate, appraisal, valuation and financial advisory services for the Company and its affiliates and have received fees in connection with such services. CBRE Cap and CBRE and their affiliates may from time to time in the future perform other commercial real estate, appraisal, valuation and financial advisory services for the Company and its affiliates in transactions related to the properties that are the subjects of the appraisals, so long as such other services do not adversely affect the independence of the applicable CBRE appraiser as certified in the applicable appraisal report.
In the ordinary course of its business, CBRE Cap, CBRE, their affiliates, directors and officers may structure and effect transactions for their own accounts or for the accounts of their customers in commercial real estate assets of the same kind and in the same markets as the Company’s assets.

In performing their respective analyses, CBRE Cap and CBRE made numerous other assumptions as of various points in time with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond its control and the Company’s control, as well as certain factual matters. For example, unless specifically informed to the contrary, CBRE assumed that the Company has clear and marketable title to each real estate property appraised, that no title defects exist, that any improvements were made in accordance with law, that no hazardous materials are present or were present previously, that no deed restrictions exist, and that no changes to zoning ordinances or regulations governing use, density or shape are pending or being considered. Furthermore, CBRE Cap and CBRE’s analyses, opinions and conclusions were necessarily based upon market, economic, financial and other circumstances and conditions existing as of or prior to the date of the appraisal, and any material change in such circumstances and conditions may affect CBRE Cap and CBRE’s analyses and conclusions.  CBRE’s appraisal reports contain other assumptions, qualifications and limitations that qualify the analysis, opinions and conclusions set forth therein.  Furthermore, the prices at which the Company’s real estate properties may actually be sold could differ from CBRE Cap and CBRE’s analyses.
Although CBRE considered any comments received from the Company or the Advisor to their appraisal reports, the final appraised values of the Company’s real estate properties were determined by CBRE.  The appraisal reports for the Company’s real estate properties are addressed solely to the Company and to assist in calculating and recommending an updated offering price per share of the Company’s common stock. The appraisal reports are not addressed to the public and may not be relied upon by any other person to establish an estimated value per share of the Company’s common stock and do not constitute a recommendation to any person to purchase or sell any shares of the Company’s common stock. In preparing its appraisal reports CBRE did not solicit third-party indications of interest for the Company’s real estate properties.
The foregoing is a summary of the standard assumptions, qualifications and limitations that generally apply to CBRE’s appraisal reports. All of the CBRE appraisal reports, including the analysis, opinions and conclusions set forth in such reports, are qualified by the assumptions, qualifications and limitations set forth in the respective appraisal reports.
Real Estate Valuation
CBRE appraised each of the Company’s real estate properties owned as of December 31, 2013, using various methodologies including the direct capitalization approach, discounted cash flow analyses and sales comparison approach and relied primarily on the direct capitalization approach for the final valuations of each of the real estate properties. The direct capitalization approach applies a current market capitalization rate to the properties’ net operating income. The capitalization rate was based on recent comparable market transactions adjusted for unique property and market-specific factors, and the capped net operating income (NOI) was estimated based on CBRE’s expertise in appraising commercial real estate. Real estate is currently carried in the Company’s financial statements at its amortized cost basis. CBRE performed its appraisals as of January 31, 2014.
From inception through December 31, 2013, the Company had acquired nine real estate assets for $346.9 million, exclusive of acquisition fees and expenses. In addition, the Company has invested $7.4 million in capital improvements on its real estate portfolio since inception. The total appraised value of the Company’s investments in real estate held as of December 31, 2013 as provided by CBRE using the valuation method described above was $385.8 million. The total appraised real estate value compared to the original acquisition price plus subsequent capital improvements to date, results in an overall increase in the real estate value of approximately 8.9%. The following summarizes the range and weighted-average direct capitalization rates reflected in the appraised real estate values:

Range in Direct Capitalization Rate	Weighted-Average Direct Capitalization Rate
5.25% to 5.75%	5.53%

While the Company believes that CBRE’s assumptions and inputs are reasonable, a change in CBRE’s assumptions and inputs would significantly impact the calculation of the appraised value of the real estate assets and thus, its estimated value per share. Furthermore, given (i) the Company’s relatively small asset base, (ii) the high concentration of the Company’s total assets in real estate, and (iii) the number of shares of the Company’s common stock outstanding as of December 31, 2013, any change in the appraised value of the real estate assets would have a significant impact on the Company’s estimated value per share. The table below illustrates the impact on the estimated value per share if the direct capitalization rates were adjusted by 25 basis points, and assuming all other factors remain unchanged with respect to the real estate properties referenced in the table above. Additionally, the table below illustrates the impact on the estimated value per share if the direct capitalization rates or net operating income were adjusted by 5% in accordance with IPA guidelines:

	Increase (Decrease) on the Estimated Value per Share due to
	Decrease of 25 basis points	Increase of 25 basis points	Decrease of 5%	Increase of 5%
Direct Capitalization Rate	$0.95	$(0.86)	$1.05	$(0.95)
Net operating income	N/A	N/A	(1.00)	1.00
Finally, each 1% change in the appraised value of real estate would result in a change of $0.20 to the estimated value per share.
Notes Payable
The estimated values of the Company’s notes payable are equal to the GAAP fair values as of December 31, 2013, but do not equal the book value of the loans in accordance with GAAP. The values of the Company’s notes payable were determined using a discounted cash flow analysis. The cash flows were based on the remaining loan terms and the discount rates were based on management’s estimates of current market interest rates for instruments with similar characteristics, including remaining loan term and loan‑to‑value ratio.
As of December 31, 2013, the fair value and carrying value of the Company’s notes payable were $237.7 million and $242.9 million, respectively. The weighted-average discount rate applied to the future estimated debt payments, which have a weighted-average remaining term of 4.84 years, was approximately 3.84%. The table below illustrates the impact on the Company’s estimated value per share if the discount rates were adjusted by 25 basis points, and assuming all other factors remain unchanged, with respect to the Company’s notes payable. Additionally, the table below illustrates the impact on the estimated value per share if the discount rates were adjusted by 5% in accordance with the IPA guidance:

	Increase (Decrease) on the Estimated Value per Share due to
	Decrease of 25 basis points	Increase of 25 basis points	Decrease of 5%	Increase of 5%
Discount rates	$(0.13)	$0.13	$(0.10)	$0.10
Other Assets and Liabilities
The carrying values of a majority of the Company’s other assets and liabilities are considered to equal their fair value due to their short maturities. Certain balances, including lease intangible assets and liabilities related to real estate investments and deferred financing costs have been eliminated for the purpose of the valuation due to the fact that the value of those balances were already considered in the valuation of the real estate investments and the related notes payable. Redeemable common stock was also excluded as temporary equity does not represent a true liability to the Company and the shares that this amount represents are included in the Company’s total outstanding shares of common stock for purposes of calculating the updated offering price per share of the Company’s common stock.
Different parties using different assumptions and estimates could derive a different offering price per share, and these differences could be significant. Markets for real estate investments can fluctuate and values are expected to change in the future.

Limitations of Estimated Value Per Share
The Company is using the estimated value per share exclusively to establish an updated offering price for shares of common stock to be sold under its initial public offering. As with any valuation methodology, CBRE Cap’s methodology is based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a significantly different offering price per share. Accordingly, with respect to the estimated value per share, neither the Company nor CBRE Cap can give any assurance that:

•	a stockholder would be able to resell his or her shares at this estimated value per share;

•
a stockholder would ultimately realize distributions per share equal to the Company’s estimated value per share upon liquidation of the Company’s assets and settlement of its liabilities or a sale of the Company;

•	the Company’s shares of common stock would trade at the estimated value per share on a national securities exchange;

•	a third-party valuation firm would offer the same estimated value per share in an arm’s-length transaction to purchase all or substantially all of the Company’s shares of common stock; or

•	the methodology used to determine the Company’s estimated value per share would be acceptable to FINRA or for compliance with ERISA reporting requirements.
Further, the estimated value per share as of March 6, 2014 is based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities divided by the number of shares outstanding, all as of December 31, 2013 with the exception of the Company’s real estate properties, which were appraised as of January 31, 2014, and the adjustment for acquisition fees and closing costs incurred in connection with the acquisitions of two real estate properties subsequent to December 31, 2013. The Company did not make any adjustments to the valuation for the impact of other transactions occurring subsequent to December 31, 2013, including, but not limited to, (i) the issuance of common stock and the payment of related costs, (ii) net operating income earned and distributions declared and (iii) the redemption of shares. The value of the Company’s shares will fluctuate over time in response to developments related to individual assets in the portfolio and the management of those assets and in response to the real estate and finance markets. Because of, among other factors, the Company’s relatively small current asset base, the high concentration of the Company’s total assets in real estate, and the number of shares of the Company’s common stock outstanding, any change in the value of individual assets in the portfolio, particularly changes affecting the Company’s real estate assets, could have a very significant impact on the value of the Company’s shares. See the discussion under “Real Estate — Real Estate Valuation” above.
Dividend Reinvestment Plan
In accordance with its dividend reinvestment plan, the purchase price of shares of common stock issued under the dividend reinvestment plan will be equal to 95% of the price to acquire a share of common stock in the Company’s public offering. Commencing on the next purchase date, which is on or after April 1, 2014, participants will acquire shares under the dividend reinvestment plan at $10.42 per share.
Also as provided under the dividend reinvestment plan, and in addition to the standard termination procedures, a dividend reinvestment plan participant shall have no less than two business days after the date the Company publicly announces an updated primary offering selling price in a filing with the SEC to terminate participation. If a participant wishes to terminate participation in the dividend reinvestment plan effective as of the April 1, 2014 purchase date, participants must notify the Company in writing of such decision, and the Company must receive the notice by the close of business on March 25, 2014, which is four business days prior to the last business day of March 2014 as provided under the dividend reinvestment plan.
Notice of termination should be sent by facsimile to (877) 593-1115 or by mail to:

Regular Mail KBS Legacy Partners Apartment REIT, Inc. c/o DST Systems, Inc. PO Box 219015 Kansas City, MO 64121-9015	Overnight Address KBS Legacy Partners Apartment REIT, Inc. c/o DST Systems, Inc. 430 W. 7th Street Kansas City, MO 64105

Forward-Looking Statements
 The foregoing includes forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These statements include statements regarding the description of CBRE Cap’s valuation, the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. The valuation methodology for the Company’s real estate investments assumes the properties realize the projected net operating income and that investors would be willing to invest in such properties at similar capitalization rates. Though these are the Company’s best estimates as of March 6, 2014, the Company can give no assurance in this regard and even small changes to these assumptions could result in significant differences in the estimated values of the real estate investments, estimated value per share and offering price. These statements also depend on factors such as the Company’s ability to maintain occupancy levels and lease rates at its properties and other risks identified in Part I, Item IA of the Company’s annual report on Form 10-K as filed with the SEC. Actual events may cause the value and returns on the Company’s investments to be less than that used for purposes of the Company estimated value per share.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS LEGACY PARTNERS APARTMENT REIT, INC.

Dated: March 10, 2014	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer